PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO.  333-49825


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 19, 1998)




                                [TEL-SAVE LOGO]



                       $200,000,000 AGGREGATE PRINCIPAL
                           AMOUNT OF 5% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2004



                               7,852,375 SHARES
                                OF COMMON STOCK



     This Prospectus Supplement and the accompanying Prospectus relate to the offer and sale from time to time by the holders named herein and therein or by their transferees, pledgees, donees, or successors (collectively, the "Selling Holders") of up to $200,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2004 (the "Notes") of Tel-Save Holdings, Inc. (the
"Company") and up to 7,852,375 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), issuable upon the conversion of the Notes in full (the "Shares" and, together with the Notes, the "Securities"). The Company will receive no part of the proceeds of the sales made under this Prospectus Supplement or the accompanying Prospectus. On September 15, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $13.

                               ----------------
     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS.

                               ----------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                    The date of this Prospectus Supplement
                             is September 16, 1998.

     The information in this Prospectus Supplement is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing or incorporated by reference in the accompanying Prospectus. Prior to making an investment decision with respect to the
Securities offered by this Prospectus Supplement and the accompanying Prospectus, prospective investors should consider carefully the information contained and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

     Capitalized terms used herein and not defined have the meaning assigned to them in the accompanying Prospectus.



                                SELLING HOLDERS

     The following table supplements the table appearing on pages 34 and 35 of the accompanying Prospectus and sets forth information with respect to Selling Holders not identified in the accompanying Prospectus. The name of each Selling Holder identified below is accompanied by the amount of Notes beneficially owned by such Selling Holder that may be offered pursuant to this Prospectus Supplement and the accompanying Prospectus. Such information was obtained from the Selling Holders between August 28, 1998 and the date hereof unless otherwise noted. The Shares into which the Notes are convertible are also offered pursuant to this Prospectus Supplement and the accompanying Prospectus, and the formula for conversion is set forth in the accompanying Prospectus under "DESCRIPTION OF THE NOTES -- Conversion." To the Company's knowledge, except as noted below, none of the Selling Holders identified below has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Notes or Shares issuable upon conversion thereof pursuant to this Prospectus Supplement and the accompanying Prospectus, no estimate can be given as to the amount of the Notes or Shares issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding the Notes, in transactions exempt from the registration requirements of the Securities Act.



                                                                                               PRINCIPAL
                                                                            PRINCIPAL          AMOUNT OF
                                                                         AMOUNT OF NOTES     NOTES COVERED
                                                                           BENEFICIALLY         BY THIS
                         SELLING HOLDER NAME                                  OWNED           PROSPECTUS
---------------------------------------------------------------------   -----------------   --------------
AAM/ZaZove Institutional Income Fund, L.P. ..........................       $2,875,000        $2,875,000
BankAmerica Pension Plan ............................................       $1,000,000        $1,000,000
Banc Boston Robertson Stephens ......................................       $1,250,000        $1,250,000
Bank of America Convertible Securities Fund DTC #2130 Bank of
 America Personal Trust(5) ..........................................       $  170,000        $  170,000
Commonwealth Life Insurance Company -- Stock
 TRAC (TEAMSTERS I)(1)(4) ...........................................       $  567,000        $  567,000
Commonwealth Life Insurance Company (TEAMSTERS -- Camden
 Non-Enhanced)(1) ...................................................       $4,000,000        $4,000,000
Deeprock & Co.(1)(4) ................................................       $  433,000        $  433,000
Donaldson, Lufkin & Jenrette Securities Corp.(5) ....................       $3,800,000        $3,800,000
General Motors Employee Domestic Group Pension Trust ................       $2,000,000        $2,000,000
Glacier Water Services, Inc.(4) .....................................       $  500,000        $  500,000
Forest Alternative Strategies A-5 ...................................       $  850,000        $  850,000
Forest Alternative Strategies A5I ...................................       $  160,000        $  160,000
Forest Alternative Strategies A5M ...................................       $   85,000        $   85,000
Forest Global Convertible Fund A-5 ..................................       $  850,000        $  850,000
LLT Limited .........................................................       $  125,000        $  125,000
MainStay Convertible Fund(1)(4) .....................................       $3,375,000        $3,375,000
MainStay VP Convertible Portfolio(4) ................................       $1,000,000        $1,000,000
NationsBanc Montgomery Securities LLC ...............................       $4,250,000        $4,250,000
New York Life Separate Account #7(5) ................................       $1,800,000        $1,800,000
Pacific Horizon Capital Income Fund DTC #901 Bank of New York(5).....       $1,000,000        $1,000,000
Pacific Innovations Trust Capital Income Fund DTC #2616 PNC Bank,
 National Association(5) ............................................       $  230,000        $  230,000
Raytheon Company Master Pension Trust(4) ............................       $1,170,000        $1,170,000

                                                                                 PRINCIPAL
                                                              PRINCIPAL          AMOUNT OF
                                                           AMOUNT OF NOTES     NOTES COVERED
                                                             BENEFICIALLY         BY THIS
                  SELLING HOLDER NAME                           OWNED           PROSPECTUS
-------------------------------------------------------   -----------------   --------------
SBC Warburg Dillon Reed Inc.(4) .......................       $1,250,000        $1,250,000
Shepherd Investments International Ltd.(1)(4) .........       $1,250,000        $1,250,000
Smith Barney Inc.(1)(3) ...............................       $4,204,000        $4,204,000
Societe Generale Securities Corp.(4) ..................       $4,400,000        $4,400,000
Stark International(1)(4) .............................       $1,250,000        $1,250,000
Yield Strategies Fund I, L.P. .........................       $1,000,000        $1,000,000

----------
(1) The Notes listed here are in addition to those listed in the Prospectus dated May 19, 1998.

(2) Boston Partners Bond Fund, Mellon Trust, and Orange County Employee Retirement System were mistakenly listed as Selling Holders in the Prospectus dated May 19, 1998.

(3) Smith Barney Inc. was an Initial Purchaser of the Notes. In December 1997, Smith Barney Inc. merged with Salomon Brothers Inc., which has performed advisory services for the Company and had credit relationships with the Company.

(4) Information was provided by the Selling Holder between May 20, 1998 and July 10, 1998.

(5) Information was provided by the Selling Holder between July 11, 1998 and August 27, 1998.


     The foregoing list of Selling Holders, and the list of Selling Holders pages 34 and 35 of the accompanying Prospectus, may not include holders of additional aggregate principal amount of Notes which have been registered for future sale under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are parts. Additional Selling
Holders  will  be  identified,  together  with  the  amount  of Securities to be offered  by  such  holders,  in  one  or  more  additional  supplements  to  the accompanying Prospectus. Any such supplement will be circulated with the accompanying Prospectus and will be deemed to be a part thereof as of the date of such supplement. Only the Selling Holders listed in the accompanying Prospectus or any supplement thereto, including this Prospectus Supplement, (or the transferees, pledgees or donees of such Selling Holders, or their successors) will be entitled to offer their Securities by means of the accompanying Prospectus, as supplemented from time to time.

======================================  ======================================
     NO DEALER,  SALESPERSON  OR OTHER
INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE
ANY   INFORMATION   OR  TO  MAKE   ANY
REPRESENTATIONS   OTHER   THAN   THOSE     $200,000,000 AGGREGATE PRINCIPAL
CONTAINED   IN  OR   INCORPORATED   BY         AMOUNT OF 5% CONVERTIBLE
REFERENCE   IN  THIS   PROSPECTUS   IN        SUBORDINATED NOTES DUE 2004
CONNECTION  WITH THE OFFERING  MADE BY
THIS PROSPECTUS AND, IF GIVEN OR MADE,
SUCH  INFORMATION  OR  REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED  BY THE  COMPANY  OR ANY OF
ITS AGENTS.  NEITHER  THE  DELIVERY OF
THIS  PROSPECTUS  NOR  ANY  SALE  MADE
HEREUNDER     SHALL,     UNDER     ANY             7,852,375 SHARES
CIRCUMSTANCES,  CREATE AN  IMPLICATION              OF COMMON STOCK
THAT  THERE  HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY  SINCE THE DATE
AS OF  WHICH  INFORMATION  IS GIVEN IN
THIS PROSPECTUS.  THIS PROSPECTUS DOES
NOT    CONSTITUTE    AN    OFFER    OR
SOLICITATION    BY   ANYONE   IN   ANY
JURISDICTION   IN  WHICH  THE   PERSON
MAKING SUCH OFFER OR  SOLICITATION  IS
NOT  QUALIFIED  TO DO  SO  OR  TO  ANY
PERSON TO WHOM, IT IS UNLAWFUL TO MAKE              [TEL-SAVE LOGO]
SUCH SOLICITATION.


      ---------------------------
           TABLE OF CONTENTS

                                              --------------------------
                                  PAGE
                                  ----           PROSPECTUS SUPPLEMENT
         PROSPECTUS SUPPLEMENT
Selling Holders .................  S-2        --------------------------

              PROSPECTUS
Available Information ...........   2
Incorporation  of  Certain
  Documents by Reference ........   3
Risk Factors ....................   4
The Company .....................  11
Description of Capital Stock ....  11
Description of the Notes ........  11
Book-Entry  System;  Delivery and
  Form ..........................  24
Certain U.S.  Federal  Income Tax
  Consequences ..................  29
Use of Proceeds .................  33          Dated September 16, 1998
Selling Holders .................  33
Plan of Distribution ............  36
Legal Matters ...................  36
Experts .........................  37
======================================  ======================================